Exhibit 10(a)

364-DAY

REVOLVING CREDIT AGREEMENT
dated as of

May 21, 2004
between

THE VALSPAR CORPORATION

and

BARCLAYS BANK PLC

€28,000,000

i

ii

TABLE OF CONTENTS

		Page
SECTION 7.07.	Severability	31
SECTION 7.08.	Right of Setoff	31
SECTION 7.09.	Governing Law; Jurisdiction; Consent to Service of Process	32
SECTION 7.10.	WAIVER OF JURY TRIAL	32
SECTION 7.11.	Headings	32
SECTION 7.12.	Confidentiality	33
SECTION 7.13.	Conversion of Currencies	33
SECTION 7.14.	Interest Rate Limitation	33

SCHEDULES:

Schedule 3.14	— Environmental Matters

EXHIBITS:

Exhibit A	— Mandatory Costs
Exhibit B	— Form of Borrowing Notice

iii

        364-DAY REVOLVING CREDIT AGREEMENT dated as of May 21, 2004, between THE VALSPAR CORPORATION, a Delaware corporation (the “Borrower”) and BARCLAYS BANK PLC (the “Lender”).

        The Borrower has requested the Lender to extend a Commitment under which the Borrower may obtain revolving loans in an aggregate principal amount at any time outstanding not greater than €28,000,000. The proceeds of the Borrowings hereunder will be used for general corporate purposes.

        The Lender is willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.01.   Defined Terms.   As used in this Agreement, the following terms have the meanings specified below:

        “Acquisition” means any transaction pursuant to which the Borrower or any of the Subsidiaries directly or indirectly, in its own name or by or through a nominee or an agent (a) acquires equity Securities (or warrants, options or other rights to acquire such Securities) of any Person other than the Borrower or a Person which is, prior to such acquisition, a Subsidiary of the Borrower, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes any Person a Subsidiary of the Borrower, or causes any Person other than a Subsidiary to be merged into the Borrower or any of its Subsidiaries, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person’s then outstanding Securities, in exchange for such Securities, of cash or Securities of the Borrower or any of its Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any Person or line of business or business unit (or substantially all of the assets comprising a line of business or business unit) of any Person.

        “Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        “Agreement Currency” has the meaning assigned to such term in Section 7.13(b).

        “Applicable Creditor” has the meaning assigned to such term in Section 7.13(b).

        “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the date falling 30 days before the Termination Date and the date of termination of the Commitment.

        “Borrower” has the meaning set out in the recitals hereto.

        “Borrowing” means Loans made or continued on the same date and to which a single Interest Period is in effect.

        “Borrowing Minimum” means €1,000,000.

        “Borrowing Multiple” means €1,000,000.

        “Borrowing Notice” means the notice substantially in the form of Exhibit B.

        “Business Day” means a day (other than a Saturday or Sunday) on which the Lender is ordinarily open to effect transactions of the kind contemplated in this Agreement and, if a payment is to be made in Euro, on which such payment system as the Lender chooses is operating for the transfer of funds for the same day value.

        “Capital Stock” means any capital stock (other than Redeemable Preferred Stock) of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

        “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. and its implementing regulations and amendments.

        “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System established pursuant to CERCLA.

        “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, for purposes of Section 2.10(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        “Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

        “Commitment” means the commitment of the Lender to make Loans pursuant to Section 2.01, as such commitment may be (a) reduced from time to time pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to assignments by or to the Lender pursuant to Section 7.04. The total amount of the Commitment on the date hereof is €28,000,000.

        “Consolidated Debt” means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

        “Consolidated EBITDA” for any period means the sum of (i) Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period, (iii) taxes on income of the Borrower and its Consolidated Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period, (iv) Depreciation for such period, (v) amortization of intangible assets of the Borrower and its Consolidated Subsidiaries for such period and (vi) restructuring charges associated with the acquisition of Lilly Industries Inc. by the Borrower, to the extent such restructuring charges do not exceed an aggregate amount of US$20,000,000. In determining Consolidated EBITDA for any period, any Consolidated Subsidiary acquired during such period by the Borrower or any other Consolidated Subsidiary shall be included on a pro forma, historical basis as if it had been a Consolidated Subsidiary during such entire period.

        “Consolidated Interest Expense” for any period means interest, whether expensed or capitalized, in respect of Debt of the Borrower or any of its Consolidated Subsidiaries outstanding during such period.

        “Consolidated Net Income” means, for any period, Reported Net Income, excluding (i) extraordinary items and (ii) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

        “Consolidated Operating Profits” means, for any period, the Operating Profits of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

        “Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

        “Consolidated Total Assets” means, at any time, the Total Assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

        “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

        “Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, but only if such obligations are, in accordance with GAAP, recorded on such Person’s financial books as long-term debt, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, and (x) the net obligation of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (and for purposes of this Agreement, the net amount which such Person is obligated to pay under any such agreement upon termination of such agreement shall be deemed to constitute the principal amount of such net obligation).

        “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

        “Depreciation” means for any period the sum of all depreciation expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

        “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 7.02).

        “EMU” means the Economic and Monetary Union as contemplated in the Treaty establishing the European Community, as amended from time to time.

        “Environmental Authority” means any Governmental Authority that exercises any form of jurisdiction or authority under any Environmental Requirement.

        “Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.

        “Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirement, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

        “Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from or in any way associated with any Environmental Requirement, Environmental Judgments and Orders, Environmental Notices, Environmental Proceedings, or Environmental Releases.

        “Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of alleged material noncompliance with or material liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

        “Environmental Proceedings” means any judicial or administrative proceedings to which the Borrower or any Subsidiary is a party or to which their respective properties are subject, arising from or in any way associated with any Environmental Requirement.

        “Environmental Releases” means releases as defined in CERCLA or under any Environmental Requirement.

        “Environmental Requirement” means any legal requirement relating to health, safety or the environment, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees, judgments, injunctions and common law.

        “Equity Interests” shall mean shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

        “Euro” or “€” means the single currency of the participating Member States adopted under Council Regulation (EC) No. 974/98.

        “Event of Default” has the meaning assigned to such term in Section 6.01.

        “Excess Margin Stock” means that portion, if any, of the Margin Stock owned by the Borrower and the Subsidiaries that must be excluded from the restrictions imposed by Section 5.08 and Section 5.11 in order for the value (determined in accordance with Regulation U) of Margin Stock subject to such Section to account for less than 25% of the aggregate value (as so determined) of all assets subject to such Section.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

        “Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes (imposed in lieu of income taxes) imposed on (or measured by) its net income by the jurisdiction under which such recipient is organized or in which its principal office is located or in which its applicable lending office is located.

        “Exposure” means the aggregate principal amount of Loans.

        “Facility Office” means the office of the Lender set out in Section 7.01 of the Agreement or such other office as the Lender may from time to time select.

        “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

        “Fiscal Quarter” means any fiscal quarter of the Borrower.

        “Fiscal Year” means any fiscal year of the Borrower.

        “GAAP” means generally accepted accounting principles in the United States of America.

        “Governmental Authority” means the government of the United States of America or the UK, or any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

        “Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §§ 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

        “Indemnified Taxes” means Taxes other than Excluded Taxes.

        “Interest Payment Date” means the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than six months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of six months’ duration after the first day of such Interest Period.

        “Interest Period” means the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six, nine or twelve months (or such other duration as may be mutually agreed) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) in no case shall any interest period for a Loan end after the Termination Date.

        “Judgment Currency” has the meaning assigned to such term in Section 7.13(b).

        “Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease (but not an operating lease) or other title retention agreement relating to such asset.

        “Loan Documents” means this Agreement and each promissory note delivered pursuant to this Agreement, as such documents may be amended, modified, supplemented, or restated from time to time.

        “Loans” means the loans made by the Lender to the Borrower pursuant to Section 2.01 of this Agreement.

        “Mandatory Costs” means the percentage rate per annum calculated by the Lender in accordance with Exhibit A.

        “Margin Stock” means “margin stock” as defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States of America, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

        “Material Adverse Effect” means any event, act, condition or occurrence that, alone or in conjunction with one or more other events, acts, conditions or occurrences, has resulted or is reasonably likely to result in a material adverse effect on (a) the financial condition, operations, business or properties of the Borrower and the Consolidated Subsidiaries, taken as a whole, (b) the rights and remedies of the Lender under the Loan Documents or the ability of the Borrower to perform its obligations under the Loan Documents or (c) the legality, validity or enforceability of any Loan Document.

        “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        “Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, for such period, as determined in accordance with GAAP.

        “Net Proceeds of Capital Stock/Conversion of Debt” means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of any and all Debt converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

        “Operating Profits” means, as applied to any Person for any period, the operating income of such Person for such period, as determined in accordance with GAAP.

        “Other Taxes” means any and all present or future stamp, transfer, court or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

        “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        “Permitted Acquisition” means any Acquisition (a) which is of a Person engaged in or assets used in the same or similar line or lines of business as the Borrower or any Consolidated

Subsidiaries, and (b) if the aggregate consideration to be paid by the Borrower or any Subsidiary in connection with such Acquisition exceeds US$100,000,000, as to which the Borrower has delivered to the Lender a certificate of the chief financial officer, treasurer or chief accounting officer of the Borrower certifying (and, in the case of Sections 5.03, 5.04, 5.08 and 5.11(c), including calculations evidencing) pro-forma compliance with the terms of this Agreement after giving effect to such Acquisition.

        “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        “Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and which currently is, or within the preceding five years has been, maintained or contributed to, or to which there is or has been during such period an obligation to contribute, by the Borrower or any member of the Controlled Group.

        “Prepaid Rebates” means any payment made to or credit allowed to a customer or prospective customer of the Borrower or any Subsidiary, or to any affiliate of the customer or prospective customer, in each case in the ordinary course of the Borrower’s or such Subsidiary’s business and pursuant to a written agreement or purchase order, which represents the prepayment of a rebate, price discount or price reduction on products sold or to be sold by the Borrower or such Subsidiary to one or more customers or prospective customers.

        “Properties” means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

        “Quotation Day” means, with respect to any Borrowing and any Interest Period, the day on which quotations would ordinarily be given by the Lender in the London Interbank Market for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would ordinarily be given on more than one day, the Quotation Day will be the last of such days.

        “Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

        “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

        “Reported Net Income” means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

        “Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower’s capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any shares of the Borrower’s capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock).

        “Security” has the meaning assigned to such term in Section 2(l) of the Securities Act of 1933, as amended.

        “Shareholders’ Equity” means, at any time, the shareholders’ equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders’ equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

        “Sterling” and “£” means the lawful currency of the UK.

        “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation or other entity of which equity securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the parent.

        “Subsidiary” means any subsidiary of the Borrower.

        “Taxes” means any and all present or future taxes (including any value added tax), levies, imposts, duties, assessments, deductions, charges or withholdings of whatever nature imposed by any Governmental Authority.

        “Termination Date” means the date falling 364 days from the date of this Agreement.

        “Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower’s or any Subsidiary’s business and on a temporary basis.

        “Total Assets” of any Person means, at any time, the total assets of such Person, as set forth or reflected or as should be set forth or reflected on the most recent balance sheet of such Person, prepared in accordance with GAAP.

        “Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents and the borrowing of Loans.

        “UK” means the United Kingdom of Great Britain and Northern Ireland.

        “US$” means the lawful currency of the United States of America.

        “Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

        SECTION 1.02.   Terms Generally.   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) all references herein to a time of the day are references to the time in London, UK.

        SECTION 1.03.   Accounting Terms; GAAP.   Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

        SECTION 2.01.   Commitment.   (a)    Subject to the terms and conditions set forth herein, the Lender agrees to make Loans to the Borrower from time to time during the Availability Period in Euro in amounts that will not result in the Exposure exceeding the Commitment.

                (b)       Within the foregoing limits, and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

        SECTION 2.02.   Loans and Borrowings.   Each Loan shall be made as part of a Borrowing. At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple, except for the first Borrowing hereunder and for subsequent Borrowings used solely to pay maturing Loans. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

        SECTION 2.03.   Requests for Borrowings.   To request a Borrowing, the Borrower shall deliver, to such officer of the Facility Office as the Lender may designate, a Borrowing Notice not later than 10:00 a.m., London time, three Business Days before the date of the proposed Borrowing. Each such Borrowing Notice shall specify the information requested in Exhibit B. If no Interest Period is specified in the Borrowing Notice with respect to any requested Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

        SECTION 2.04.   Funding of Borrowings.   The Lender shall make each Loan to be made hereunder on the proposed date thereof by crediting the amount of such Loan, to the account of the Borrower designated in the Borrowing Notice.

        SECTION 2.05.   Termination and Reduction of Commitment.   (a)   Unless previously terminated, the Commitment shall terminate on the Termination Date.

                (b)       The Borrower may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitment shall be in minimal amount and in integral multiples of €1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment of Loans in accordance with this Agreement, the aggregate Exposure would exceed the Commitment.

                (c)       The Borrower shall notify the Lender in writing of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitment shall be permanent.

        SECTION 2.06.   Repayment of Loans; Evidence of Debt.   (a)    The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan on the last day of the Interest Period applicable to such Loan.

                (b)       The Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made hereunder, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder and the Interest Period applicable to such Loan.

                (c)       The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                (d)       The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 7.04) be represented by one or more promissory notes in such form and payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

        SECTION 2.07.   Prepayment of Loans.   (a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to (i) prior notice in accordance with paragraph (c) of this Section and (ii) reimbursement of any breakage costs if prepayment occurs other than at the end of an Interest Period.

                (b)       In the event and on each occasion that (i) the aggregate Exposures exceed the Commitment, the Borrower shall promptly prepay Borrowings in an aggregate amount sufficient to eliminate such excess.

                (c)       The Borrower shall notify the Lender by telephone (confirmed by telecopy) of any prepayment hereunder not later than 10:00 a.m., London time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09.

        SECTION 2.08.   Fee.   (a)    A non-utilization fee at the percentage rate per annum detailed below calculated on a daily basis from the date of this Agreement on the undrawn portion of the Commitment, will be payable by the Borrower to the Lender quarterly in arrears and on the Termination Date. All non-utilization fees shall be computed on the basis of a year of 360 days.

Percentage of Loans outstanding	Non-utilization percentage
25% or less	0.165%
26% – 50%	0.125%
51% – 75%	0.075%
› 75%	Nil

                (b)       Any fee payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

        SECTION 2.09.   Interest.   (a)    Interest will accrue during each Interest Period for a Loan at the rate determined by the Lender to be the aggregate of (i) the Lender’s margin of 0.50% per annum, (ii) the cost to the Lender of Euro deposits (being the annual percentage rate at which Euro deposits are offered by the Lender in the London Interbank Market on the relevant Quotation Day in an amount and for a period comparable to such Loan and such Interest Period) and (iii) the Mandatory Costs.

                (b)       Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 1% per annum above the rate applicable under Section 2.09(a). Such interest shall be calculated by reference to such successive default Interest Periods as the Lender may from time to time select.

                (c)       Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand or, in the absence of demand, on the last day of the default Interest Period in which it accrued and, if unpaid shall be compounded on the last day of that and each successive Interest Period. Interest shall be charged and compounded on the basis set out in Section 2.09(c)(ii) both before and after any judgment obtained under the Agreement.

                (d)       All interest hereunder shall be computed on the basis of a year of 360 days (or on such other basis as the Lender reasonably considers consistent with the then applicable market practice for facilities of this kind) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                (e)       Reference to the cost of deposits and to the London Interbank Market shall, if such cost ceases to be market practice/ordinarily used by the Lender for the purpose of calculating interest on facilities of this kind or such market no longer exists in comparable form, be construed as meaning the appropriate alternative cost or source of funds as the case may be, as determined by the Lender.

        SECTION 2.10.   Increased Costs.   (a)    If any Change in Law shall:

(i) impose on or subject the Lender to any tax or mandatory contribution, or change the basis of taxation of payment to the Lender in respect of this Agreement; or

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender; or

(iii) impose on the Lender or the London interbank market any other condition affecting this Agreement or Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

                (b)       If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered. In the event Lender shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that the Lender will be required to maintain capital against their Commitment under currently applicable laws, regulations and regulatory guidelines, it is agreed that a Change in Law will be deemed to have occurred and the Lender will be entitled to make claims under this paragraph based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

                (c)       A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

                (d)       Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section 2.10 for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefore; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 2.11.   Break Funding Payments.   In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or (b) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event including, without limitation, any loss, cost or expense sustained or incurred by the Lender in any such event in liquidating or re-deploying funds acquired or committed to fund, make available or maintain the Loan (or any part of it). A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        SECTION 2.12.   Taxes.   (a)    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes (including interest, charges, penalties and expenses in connection therewith); provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                (b)       In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                (c)       The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest, charges, penalties and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

                (d)       As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

        SECTION 2.13.   Payments.   (a)    The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.10, 2.11 or 2.12 or otherwise) by the end of the Facility Office’s normal operating hours and in such funds as the Lender may specify as being customary at the time for settlement of transactions in the relevant currency in the place of payment, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day. All such payments shall be made to the Lender (or such other Person as the Lender may specify from time to time) to such account as it shall from time to time specify or at such other address as the Lender shall from time to time specify in a notice delivered to the Borrower. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Unless otherwise specified by the Lender, all payments hereunder and under each other Loan Document shall be made in Euro.

                (b)       If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal then due hereunder.

                (c)       Notwithstanding anything to the contrary in this Agreement, the Lender, in its reasonable discretion and after consultation with the Borrower, shall be entitled to adjust the dates for the making of payments hereunder, and the duration of Interest Periods, where in the Lender’s opinion it is necessary to do so in order to comply with the practice from time to time prevailing in the London Interbank Market or any other financial market relevant for the purposes of this Agreement.

        SECTION 2.14.   Illegality.   Notwithstanding any other provision of this Agreement, in the event that, on or after the date of this Agreement, it becomes unlawful for the Lender to honor its obligation to make, maintain or fund its Loan hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender’s obligation to make, maintain or fund its Loan shall be suspended until the Lender shall so notify the Borrower that the circumstances giving rise to such suspension no longer exist. If the Lender shall determine in good faith that it may not lawfully continue to make, maintain or fund its Loan, the Borrower shall, upon the request of the Lender, prepay the outstanding amount of such Lender’s Loan, together with accrued interest thereon, on the date so specified by such Lender. Notwithstanding Section 2.08 of this Agreement, upon the Lender’s suspension of its obligation to make Loans hereunder pursuant to this Section 2.14, and for the duration of such suspension, the Borrower’s obligation to pay the portion of the non-utilization fee corresponding to the portion of the undrawn Commitment so suspended shall also be suspended.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lender that:

        SECTION 3.01.   Corporate Existence and Power.   The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to transact business in every jurisdiction where, by the nature of its business, the failure to be so qualified could have or cause a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

        SECTION 3.02.   Corporate and Governmental Authorization; No Contravention.   The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

        SECTION 3.03.   Binding Effect.   This Agreement has been duly executed and delivered and constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

        SECTION 3.04.   Financial Information.   (a)    The audited balance sheet of the Borrower and the Consolidated Subsidiaries as of October 31, 2003, and the related statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young LLP, and the unaudited balance sheets of the Borrower and the Consolidated Subsidiaries as of January 30, 2004 and the related statements of income, shareholders’ equity and cash flows for such Fiscal Quarter and portion of the Fiscal Year then ended, copies of all of which have been delivered to the Lender, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and the Consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods.

                (b)       Since October 31, 2003, there has been no Material Adverse Effect.

        SECTION 3.05.   No Litigation.   There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have, individually or in the aggregate, a Material Adverse Effect or which in any manner draws into question the validity of or could impair the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents.

        SECTION 3.06.   Compliance with ERISA.   (a)    The Borrower and each member of the Controlled Group have fulfilled their minimum funding and contribution obligations under ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA. No “reportable event” (as defined in Section 4043 of ERISA) has occurred or is expected to occur with respect to a Plan, and no other event or condition exists or is expected to occur with respect to a Plan or an “employee benefit plan” (as defined in Section 3(3) of ERISA), which could be expected to have a Material Adverse Effect.

                (b)       Neither the Borrower nor any member of the Controlled Group has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such liability is expected to be incurred.

        SECTION 3.07.   Compliance with Laws; Payment of Taxes.   The Borrower and the Subsidiaries are in compliance in all material respects with all applicable laws, regulations and similar requirements of Governmental Authorities, except where such compliance is being contested in good faith through appropriate proceedings, and where the failure to comply would not have or cause, individually or in the aggregate, a Material Adverse Effect. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid or are being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and the Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of the Borrower and the Subsidiaries have been examined and closed through the Fiscal Year ended October 29, 1999.

        SECTION 3.08.   Subsidiaries.   Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to qualify or have any such license, authorization, consent or approval would not have or cause, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.09.   Investment Company Act.   Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

        SECTION 3.10.   Public Utility Holding Company Act.   Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

        SECTION 3.11.   Ownership of Property; Liens.   Each of the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.08.

        SECTION 3.12.   No Default.   Neither the Borrower nor any of the Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause, individually or in the aggregate, a Material Adverse Effect. No Default has occurred and is continuing.

        SECTION 3.13.   Full Disclosure.   All information heretofore furnished by the Borrower or any Subsidiary to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower or any Subsidiary to the Lender will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.

        SECTION 3.14.   Environmental Matters.   (a)    Neither the Borrower nor any Subsidiary is subject to, or knows any basis for, any Environmental Liability which could have or cause, individually or in the aggregate, a Material Adverse Effect, and neither the Borrower nor any Subsidiary is, or is alleged to be, a potentially responsible party under CERCLA or under any state statute similar to CERCLA which could have or cause, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of the Borrower, except for the matters disclosed in Schedule 3.14, none of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

                (b)       Except for the matters disclosed in Schedule 3.14, no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials used or otherwise handled, to the best knowledge of the Borrower, in the ordinary course of business in compliance with all applicable Environmental Requirements, except where the failure to comply would not have or cause, individually or in the aggregate, a Material Adverse Effect.

                (c)       Except for the matters disclosed in Schedule 3.14, the Borrower, and each of its Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and, to the best knowledge of the Borrower, is in compliance with all Environmental Requirements, Environmental Authorizations and Environmental Judgments and Orders in connection with the operation of the Properties and the Borrower’s, and its Affiliate’s, businesses, except where the failure to comply could not have or cause, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.15.   Capital Stock.   All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued. All outstanding securities (whether debt or equity) of the Borrower and its Subsidiaries were registered under the federal and any applicable state securities laws or were issued in transactions which were exempt from registration under such laws; provided, that as to any Subsidiary acquired but not created by the Borrower, the foregoing representation is made to the best of the Borrower’s knowledge. The issued shares of Capital Stock of the Borrower’s Wholly Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim. At least a majority of the issued shares of capital stock of each of the other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower, and all such shares owned by the Borrower are free and clear of any Lien or adverse claim.

        SECTION 3.16.   Margin Stock.   Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations U or X.

        SECTION 3.17.   Insolvency.   After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as defined in Section 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

        SECTION 3.18.   Pari Passu.   The Borrower’s payment obligations under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

ARTICLE IV

CONDITIONS

        SECTION 4.01.   Effective Date.   The obligations of the Lender to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 7.02):

                (a)       The Lender (or its counsel) shall have received from either (i) a counterpart of this Agreement signed on behalf of the Borrower or (ii) written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Agreement) that the Borrower has signed a counterpart of this Agreement.

                (b)       The Lender shall have received the favorable written opinion (addressed to the Lender and dated the Effective Date) of Lindquist & Vennum P.L.L.P., special counsel for the Borrower, covering such other matters relating to the Borrower, this Agreement, the other Loan Documents or the Transactions as the Lender shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

                (c)       The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement, the other Loan Documents or the Transactions, all in form and substance satisfactory to the Lender and its counsel.

                (d)       The Lender shall have received a certificate dated as of the Effective Date and signed by a principal financial officer of the Borrower, as to the satisfaction on the Effective Date of the conditions set forth in clauses (a) and (b) of Section 4.02.

                (e)       The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower or any Subsidiary hereunder or under any other Loan Document.

                (f)       After giving effect to the Transactions occurring on or prior to the Effective Date, the assets and liabilities of the Borrower and its Subsidiaries shall be consistent in all material respects with the pro forma financial statements and projections delivered to the Lender prior to the date hereof.

The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 7.02) on or prior to May 28, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitment shall terminate at such time).

        SECTION 4.02.   Each Credit Event.   The obligation of the Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

COVENANTS

        Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lender that:

        SECTION 5.01.   Information.   The Borrower will deliver to the Lender:

                (a)       as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Ernst & Young LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Lender;

                (b)       as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statements of income and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer, the treasurer or the chief accounting officer of the Borrower;

                (c)       simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Borrower in form acceptable to the Lender (a “Compliance Certificate”) (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03, 5.04, 5.06, 5.08, 5.11(c) and 5.21 on the date of such financial statements, (ii) stating whether any

Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, (iii) containing the certification required by Section 5.01(b), and (iv) listing any new Subsidiaries not listed in any prior Compliance Certificate;

                (d)       simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default under any of Sections 5.03, 5.04 and 5.11(c) existed on the date of such financial statements;

                (e)       within five Business Days after the chief executive officer, chief operating officer, chief financial officer, chief accounting officer or treasurer of the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer, treasurer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

                (g)       promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

                (h)       if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

                (i)       promptly after the Borrower knows of the commencement thereof, notice of any litigation or other legal proceeding involving a claim against the Borrower and/or any Subsidiary for US$10,000,000 (or its equivalent in any other currency) or more in excess of amounts covered in full by applicable insurance; and

(j) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Lender may reasonably request.

        SECTION 5.02.   Inspection of Property, Books and Records.   The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and will cause each Subsidiary to permit, representatives of any Lender at such Lender’s expense prior to the occurrence of an Event of Default and at the Borrower’s expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

        SECTION 5.03.   Ratio of Consolidated Debt to Consolidated EBITDA.   The ratio of Consolidated Debt at any date to Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on or most recently prior to such date will not exceed the ratio 3:1.

        SECTION 5.04.   Minimum Shareholders’ Equity.   Shareholders’ Equity will at no time be less than US$373,500,000 plus the sum of (i) 50% of the cumulative Reported Net Income of the Borrower and its Consolidated Subsidiaries during any period after October 31, 2000 (taken as one accounting period), calculated quarterly but excluding from such calculations of Reported Net Income for purposes of this clause (i) any quarter in which the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries is negative, and (ii) 100% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received during any period after the date hereof, calculated quarterly.

        SECTION 5.05.   Restricted Payments.   The Borrower will not declare or make any Restricted Payment during any Fiscal Year, except for stock repurchases and dividends approved by the Board of Directors of the Borrower.

        SECTION 5.06.   Loans or Advances.   Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees not exceeding US$10,000,000 (or its equivalent in any other currency) in the aggregate at any time outstanding made in the ordinary course of business; (ii) deposits required by government agencies or public utilities; (iii) Prepaid Rebates; and (iv) loans, advances or deposits other than those permitted by clauses (i) through (iii) of this Section not exceeding 10% of Consolidated Total Assets in the aggregate at any time outstanding, provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii) or (iv) of this Section, no Default shall have occurred and be continuing.

        SECTION 5.07.   Acquisitions.   Neither the Borrower nor any of its Subsidiaries shall make any Acquisitions, provided, that Permitted Acquisitions may be made if, after giving effect thereto, no Default or Event of Default would be caused thereby (giving effect to such Permitted Acquisitions on a pro forma basis as to financial covenants as if they had occurred on each relevant date or at the beginning of each relevant period).

        SECTION 5.08. Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

                (a)       Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding US$10,000,000 (or its equivalent in any other currency);

(b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

                (c)       any Lien on any asset (other than Equity Interests, indebtedness or inventory) securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

                (d)       any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

(e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(f) Liens securing Debt owing by any Subsidiary to the Borrower;

                (g)       any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

                (h)       Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(i) any Lien on Excess Margin Stock; and

                (j)       Liens not otherwise permitted by the foregoing clauses of this Section securing Debt (other than Loans) in an aggregate principal amount at any time outstanding which, together with the amount of Debt secured by Liens permitted by the foregoing paragraphs (a) through (i), does not exceed 10% of Consolidated Total Assets.

        SECTION 5.09.   Maintenance of Existence.   The Borrower shall maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields in which such business is now carried on, except as permitted by Section 5.11.

        SECTION 5.10.   Dissolution.   The Borrower shall not suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except (i) through a corporate reorganization permitted by Section 5.11 or (ii) Restricted Payments permitted by Section 5.05.

        SECTION 5.11.   Consolidations, Mergers and Sales of Assets.   The Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets (other than Excess Margin Stock) to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with one another, or with and into the Borrower where the Borrower is the corporation surviving such merger, (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not apply to loans or advances permitted by Section 5.06 or prohibit, during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred (other than inventory sold in the ordinary course of business), and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three Fiscal Quarters contributed more than 20% of Consolidated Operating Profits during the four consecutive Fiscal Quarters immediately preceding such Fiscal Quarter and (d) the Borrower and any Subsidiary may sell inventory in the ordinary course of business.

        SECTION 5.12.   Use of Proceeds.   The proceeds of the Loans will be used only for the purposes referred to in the preamble to this Agreement. No portion of the proceeds of the Loans will be used by the Borrower or any Subsidiary (i) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (ii) for any purpose in violation of any applicable law or regulation.

        SECTION 5.13.   Compliance with Laws; Payment of Taxes.   (a)  The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA and Environmental Requirements), regulations and similar requirements of Governmental Authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which the Borrower shall have set up reserves in accordance with GAAP.

                (b)       The Borrower shall not permit the complete or partial withdrawal liability with respect to Multiemployer Plans, or any termination liability under Title IV of ERISA with respect to other Plans, incurred by the Borrower, any Subsidiary and members of the Controlled Group to exceed, in the aggregate, US$10,000,000 at any time.

        SECTION 5.14.   Insurance.   The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

        SECTION 5.15.   Change in Fiscal Year.   The Borrower will not change its Fiscal Year without the consent of the Lender.

        SECTION 5.16.   Maintenance of Property.   The Borrower shall, and shall cause each Subsidiary to, maintain all of its material properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

        SECTION 5.17.   Environmental Notices.   The Borrower shall furnish to the Lender prompt written notice of all material Environmental Liabilities, Environmental Notices and Environmental Judgments and Orders and pending, threatened or anticipated Environmental Proceedings relating to the Borrower, any of its Subsidiaries or the Properties.

        SECTION 5.18.   Environmental Matters.   The Borrower and its Subsidiaries will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any

Hazardous Materials except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled, to the best knowledge of the Borrower, in compliance with all applicable Environmental Requirements, except where the failure to comply could not reasonably be expected to have or cause, individually or in the aggregate, a Material Adverse Effect.

        SECTION 5.19.   Environmental Release.   The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action with respect to, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

        SECTION 5.20.   Transactions with Affiliates.   Neither the Borrower nor any of its Subsidiaries shall enter into, or be a party to, any material transaction with any Affiliate of the Borrower or such Subsidiary, except as permitted by law and in the ordinary course of business and pursuant to reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.

        SECTION 5.21.   Limitation on Subsidiary Debt.   The Borrower shall not permit the outstanding principal amount of Debt of the Subsidiaries (other than (i) Debt owed under this Agreement or any other Loan Document and (ii) Debt owed under the 5 year Syndicated Credit Agreement dated November 17, 2000 or any finance document related thereto) at any time to exceed, in the aggregate, 10% of Consolidated Total Assets.

        SECTION 5.22.   Pari Passu.   The Borrower’s obligations under the Agreement shall at all times rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

ARTICLE VI

EVENTS OF DEFAULT

        SECTION 6.01.   Events of Default.   If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

                (a)       the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay any interest on any Loan within five Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Business Days after such fee or other amount becomes due; or

(b) the Borrower shall fail to observe or perform any covenant contained in Section 5.01(e), 5.02(ii), 5.03, 5.04, 5.08, 5.09, 5.10, 5.11 or 5.22; or

                (c)       the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above) or any other Loan Document for thirty days after the earlier of (i) the first day on which the Borrower has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Lender; or

(d) any representation, warranty, certification or statement made or deemed made by the Borrower in Article III of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement or any Loan Document shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

                (e)       the Borrower or any Subsidiary shall fail to make any payment in respect of Debt outstanding (other than the Loans) in an aggregate principal amount in excess of US$10,000,000 (or its equivalent in any other currency) when due or within any applicable grace period; or

                (f)       any event or condition shall occur which results in the acceleration of the maturity of Debt of the Borrower or any Subsidiary in an aggregate principal amount in excess of US$10,000,000 (or its equivalent in any other currency) or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

                (g)       the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

                (h)       an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws, or any equivalent law in any other jurisdiction, as now or hereafter in effect; or

                (i)       the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA or Section 412 of the Code; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

                (j)       one or more judgments or orders for the payment of money in an aggregate amount in excess of US$10,000,000 (or its equivalent in any other currency) shall be rendered against the Borrower or any Subsidiary and the Borrower or such Subsidiary shall not discharge the same in accordance with its terms or procure a stay of execution thereof within 30 days from the date of entry thereof, and within such period of 30 days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

                (k)       a federal tax lien shall be filed against the Borrower or any Subsidiary under Section 6323 of the Code, or a lien shall arise under ERISA or the Code in favor of a Plan or the PBGC against the Borrower, any Subsidiary or any member of the Controlled Group, and in each case such lien shall remain undischarged for a period of 25 days; or

                (l)       (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 30% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower shall consist of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) or individuals described in clause (B);

then, and in every such event, the Lender shall (i) by notice to the Borrower terminate the Commitment and it shall thereupon terminate, and (ii) by notice to the Borrower declare the Loans (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Loans (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Lender, the Commitment shall thereupon automatically terminate and the Loans (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, the Lender shall have available to it all other remedies at law or equity.

The Lender shall have the right, at any time upon the occurrence of an Event of Default, to convert any amounts due under the Agreement and the other Loan Documents which are denominated in Euro into Sterling. Interest will thereafter accrue on such amount in Sterling in accordance with Section 2.09(b) except that reference in Section 2.09 to Euro deposits shall instead be reference to Sterling deposits and such interest shall be calculated on the basis of a 365 day year (or if market practice differs, in accordance with the normal market practice) and the aggregate interest cost will also include the Mandatory Cost.

ARTICLE VII

MISCELLANEOUS

        SECTION 7.01.   Notices.   Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 1101 South Third Street, Minneapolis, MN 55415, Attention of Deborah Weiss, Treasurer (Telecopy No. (612) 375-7750); and

(b) if to the Lender, to it at PO BOX 2481 Napier Court, Napier Road, Reading, Berks, RG1 8FD, UK, Attention of Tony Milman, Relationship Director (Telecopy No. 44-118-955-3111).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        SECTION 7.02.   Waivers; Amendments.   (a)    No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

                (b)       Neither this Agreement nor any of the Loan Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

        SECTION 7.03.   Expenses; Indemnity; Damage Waiver.   (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and each of their Affiliates, including the reasonable fees, charges and disbursements of Hughes Hubbard & Reed LLP, counsel for the Lender, in connection with the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

                (b)       The Borrower agrees to indemnify the Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the Lender converting sums from Euro to Sterling in accordance with Article 6 or (ii)(1) the execution or delivery of this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (2) any Loan or the use of the proceeds therefrom or any transaction in which such proceeds are used, (3) any actual or alleged presence or Environmental Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries or Affiliates, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or Affiliates or their respective predecessors, or (4) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, solely in respect of Section 7.03(b)(ii), that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

                (c)       To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

                (d)       All amounts due under this Section shall be payable promptly after written demand therefor.

        SECTION 7.04.   Successors and Assigns.   (a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                (b)       The Lender may, at any time, assign, transfer or novate to one or more assignees any of its rights, benefits and/or obligations in respect of this Agreement and the other Loan Documents, in whole or in part, provided that no such assignment, transfer or novation may be made without the prior consent of the Borrower (which consent shall not be unreasonably withheld or delayed and which consent is hereby given by the Borrower in respect of any transfer, novation or assignment made by the Lender to an Affiliate of the Lender or following a Default or Event of Default and shall also be deemed to be given five Business Days after the Lender has requested it unless the consent is expressly refused by the Borrower within that time).

                (c)       A transfer, assignment or novation by the Lender of any of its obligations hereunder will only be effective if the person to which the Lender transfers, novates or assigns all or any part of its obligations hereunder shall first confirm to the Borrower and the Lender, in a form and substance satisfactory thereto, that it agrees to be bound by the terms of this Agreement and the other Loan Documents in respect of such obligations, whereupon, to the extent that the Lender seeks to transfer, assign or novate its obligations hereunder:

                (i)       the Lender and the Borrower shall be released from further obligations towards each other hereunder (the “discharged obligations”) and their respective rights against each other shall be cancelled (the “discharged rights”), in each case, to the extent of such transfer, assignment or novation; and

(ii) the Borrower and the proposed transferee or assignee shall:

(a) assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the proposed transferee or assignee and not the Lender; and

(b) acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the proposed transferee or assignee and not the Lender.

In the case of a transfer, assignment or novation covering all of the assigning Lender’s rights and obligations under this Agreement and the Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 7.03.

                (d)       The Borrower acknowledges that any person to which the rights, benefits and/or obligations of the Bank may from time to time be so assigned, transferred or novated, shall be entitled to share the benefit of this Agreement as if such person had constituted an original lender under this Agreement to the extent of such assignment, transfer or novation.

                (e)       The Lender may, without the consent of any Borrower sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section. Notwithstanding the foregoing sentence, a Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

                (f)       The Borrower irrevocably authorizes the Lender, at its discretion, at any time or from time to time, to disclose any information concerning the Borrower, its Subsidiaries and the Loan Documents to (i) any associated company of the Lender, (ii) any actual or prospective assignee or transferee referred to in this Section 7.04, (iii) any actual or prospective participant and (iv) any other person who, in the Lender’s opinion, requires such information in connection with any arrangements relating to a transaction contemplated in this Section 7.04. The above authority is without prejudice to the Lender’s right or duty of disclosure implied or required by under the Loan Documents, by law or otherwise.

                (g)       The Borrower agrees to execute and deliver, or to procure the execution and delivery of, such document(s), and/or shall accept or procure the acceptance of such amendments to this Agreement, as may in each case be reasonably requested by the Lender in connection with such assignment, transfer, novation or participation.

        SECTION 7.05.   Survival.   All covenants, agreements, representations and warranties made by the Borrower herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.10, 2.11, 2.12 and 7.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

        SECTION 7.06.   Counterparts; Integration; Effectiveness.   This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 7.07.   Severability.   Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 7.08.   Right of Setoff.   If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

        SECTION 7.09.   Governing Law; Jurisdiction; Consent to Service of Process.

                (a)       This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                (b)       The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

                (c)       The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d)       The Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of the Lender to serve process in any other manner permitted by law.

        SECTION 7.10.   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 7.11.   Headings.   Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 7.12.   Confidentiality.   The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty to any swap or derivative transaction relating to the Borrower and its obligations, or any advisor of any such counterparty, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        SECTION 7.13.   Conversion of Currencies.   (a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

                (b)       The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 7.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

        SECTION 7.14.   Interest Rate Limitation.   Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE VALSPAR CORPORATION, as Borrower
by

Name: Title:
BARCLAYS BANK PLC, as Lender
by

Name: Title:

Schedule 3.14

Environmental Matters

Borrower is a potentially responsible party under CERCLA or state law at several superfund sites, some of which matters have now been closed and of the open matters, none of them has caused or is reasonably expected to cause, individually or in the aggregate, a Material Adverse Effect.

Remedial activities are underway at several of Borrower’s plants.

While Borrower’s policy is to comply with Environmental Requirements as soon as practical, there have been and may be occasions where compliance is delayed by such factors as scheduling requirements of disposal companies, weather or uncertainty as to specific compliance requirements. From time to time, Borrower contests in good faith the specific procedures or requirements for compliance with Environmental Requirements.

EXHIBIT A

Calculation of the Mandatory Cost

1	The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate per annum (the “Additional Cost Rate”) in accordance with the paragraphs set out below.

3	The Additional Cost Rate for the Lender if lending from a Facility Office in a Participating Member State will be the percentage notified by the Lender to the Borrower as being its reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that Facility Office.

4	The Additional Cost Rate for the Lender if lending from a Facility Office in the United Kingdom will be calculated as follows:

E x 0.01 300	per cent. per annum

Where:

E	is designed to compensate the Lender for amounts payable under the Fees Rules and is calculated as the rate of charge payable by the Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Lender as being the average of the Fee Tariffs applicable to the Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Lender.

5	For the purposes of this Exhibit:

(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

A-1

6	Any determination by the Lender pursuant to this Exhibit in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

7	The Lender may from time to time, after consultation with the Borrower, determine and notify to the Borrower any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

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EXHIBIT B
BORROWING NOTICE

To:	Barclays Bank PLC
From:	THE VALSPAR CORPORATION
Dated:	[_______]

Dear Sirs

THE VALSPAR CORPORATION – Euro Revolving Credit Agreement DATED May 21, 2004 (the “Agreement”).

1.       We refer to the Agreement. This is a Borrowing Notice. Terms defined in the Agreement have the same meaning in this Borrowing Notice unless given a different meaning in this Borrowing Request.

2.       We wish to borrow a Loan on the following terms:

Proposed date of Borrowing: [________,_____] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:   Euro
Amount:   [_______] or, if less, the available amount of the Commitment
Interest Period: [____]

3.       We confirm that each condition specified in Article 4 is satisfied on the date of this Borrowing Notice.

4.       The proceeds of this Loan should be credited to [account].

5.       This Borrowing Notice is irrevocable.

Yours faithfully

............................................................................
authorised signatory for
THE VALSPAR CORPORATION

B-1